INVESTORS                                             MEDIA
John Standley                                         Karen Rugen
(717) 214-8857                                        (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com


FOR IMMEDIATE RELEASE

        MICHAEL A. FRIEDMAN, MD, ELECTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, PA, October 8, 2004--The Board of Directors of Rite Aid Corporation (RAD: NYSE, PCS) today announced the election of Michael A. Friedman, MD, to the Board. Dr. Friedman's term will expire at the company's annual meeting in June, 2005. His election brings the Board's membership to nine.

A distinguished clinical researcher with career roles in industry, government and academics, Dr. Friedman, 61, is president and chief executive officer of City of Hope. A National Cancer Institute-designated Comprehensive Cancer Center, City of Hope is a pioneering biomedical research and treatment institute focused on quickly bringing bench science to the bedside. Dr. Friedman, a former acting commissioner of the U.S. Food and Drug Administration
(FDA), joined City of Hope, located in the Los Angeles area, in May 2003.

Prior to assuming his role at City of Hope, Dr. Friedman served as chief medical officer for Biomedical Preparedness from October 2001 to April 2003 for the Pharmaceutical Research and Manufacturers of America, the pharmaceutical industry trade association. Additionally, he held the position of senior vice president of Research and Development, Medical and Public Policy from Pharmacia.

Dr. Friedman also has held executive positions in government and public health organizations. In addition to serving as acting commissioner of the FDA from 1997 to 1998, he was associate director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from assistant professor of Medicine in 1975 to interim director of the Cancer Research Institute from 1981 to 1983.

Author of more than 150 scientific papers and book chapters, Dr. Friedman has received commendations, including the Surgeon General's Medallion in 1999. Dr. Friedman received a Bachelor of Arts degree, magna cum laude, from Tulane University, and a doctorate in Medicine from the University of Texas Southwestern Medical School. He completed postdoctoral training at Stanford University and the National Cancer Institute and is board-certified in Internal Medicine and Medical Oncology.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $16.6 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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